EXHIBIT 11.1

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Nine Months Ended September 25, 2005 and September 26, 2004

(Thousands of Dollars and Shares Except Per Share Data)

	2005		2004
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 117,804	117,804	114,058	114,058

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(1,330)	-	(15,370)
Interest expense on contingent convertible
debentures due 2021	-	3,197	-	3,197
	------------	------------	------------	------------

Adjusted net earnings	$ 117,804	119,671	114,058	101,885
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	177,315	177,315	175,479	175,479
Exercise of stock options and warrants:
Actual exercise of stock options	1,338	1,338	869	869
Assumed exercise of stock options and warrants	-	2,340	-	2,488
Purchase of common stock	(267)	(267)	-	-
Liabilities potentially settleable in
common stock	-	5,320	-	5,548
Contingent convertible debentures
due 2021	-	11,574	-	11,574
	------------	------------	------------	------------
Total	178,386	197,620	176,348	195,958
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Per common share:
Net earnings	$ 0.66	0.61	0.65	0.52
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